EXHIBIT 99.1

MAYOR’S JEWELERS, INC. DELAYS FILING OF FORM 10-Q

SUNRISE, FL –(BUSINESS WIRE)—November 16, 2004—Mayor’s Jewelers, Inc. (AMEX: MYR) (the “Company”), which operates 28 luxury jewelry stores in Florida and Georgia, today reported that it did not timely file its Form 10-Q for the second fiscal quarter ended September 25, 2004, which was due on November 15, 2004, following a request for an extension of the original filing deadline.

The delay in the filing of the Form 10-Q results from the Company’s continuing review of the accounting treatment of certain warrants that were issued by the Company to Henry Birks & Sons Inc. (“Birks”), the Company’s majority stockholder, in connection with Birks’ August 20, 2002 equity investment of $15.05 million in the Company, a portion of which Birks later granted to certain individuals affiliated with Birks, subject to certain vesting provisions. The delay also results from the consideration of the restatement of the prior periods and the inability of the Company’s prior independent public accountants and current independent public accountants to complete their review of the revised financials results. The Company expects that the Form 10-Q for the second quarter of fiscal 2004 will be filed on or about November 30, 2004.

As previously disclosed, the Company intends to restate its financial results for the year ended March 27, 2004 and for the quarters ended September 27, 2003, December 27, 2003, and June 26, 2004. While the review is not complete, none of the adjustments are expected to have any impact on cash balance or cash flows during any of the periods.

Based on the work completed to date in the review, the Company believes that the following selected financial information for the thirteen and twenty-six week periods ended September 25, 2004 and September 27, 2003 takes into account the increase or decrease in the non-cash compensation expense for the warrants. The results reported today by the Company are unaudited, preliminary in nature and are therefore subject to change. The Company is only releasing preliminary selected results for the second quarter and twenty-six week periods ended September 25, 2004 and September 27, 2003 at this time pending the completion of its review.

The thirteen and twenty-six week periods ended September 25, 2004 reflects a decrease of compensation expense of approximately $193,000 and $32,000, respectively, and approximately a $775,000 increase in compensation expense for the thirteen and twenty-six week periods ended September 27, 2003, which is included in non-cash compensation (credit) expense in the accompanying financial information.

Second fiscal quarter net sales were $25.5 million for the thirteen weeks ended September 25, 2004, compared to $23.8 million for the thirteen weeks in the prior year’s second fiscal quarter ended September 27, 2003, a 6.9% increase. This increase in net sales was achieved despite the closure of stores due to Hurricanes Charley, Frances and Jeanne, which amounted to an equivalent of 6 business days per store, for approximately 24 stores. These store closures occurred primarily on weekends, including the Labor Day holiday weekend. Comparable store sales (sales in stores open in both thirteen-week periods) increased 5.3% from last year’s second fiscal quarter. Comparable store sales adjusted for the days stores were closed due to the hurricanes increased by 11.5% for the second fiscal quarter as compared to last year. Net sales for the twenty-six week period ended September 25, 2004, were $54.6 million compared to $48.3 million for the twenty-six week period ended September 27, 2003, a 13.0% increase. Comparable store sales for the twenty-six week period increased 12.0% from last year and, when adjusted for the days stores were closed due to the hurricanes, increased by 15.1%.

Gross profit and gross margin (gross profit as a percentage of sales) for the current second fiscal quarter were $10.6 million (including a purchase discount adjustment of approximately $103,000 that was not previously contained in the press release issued by the Company on October 27, 2004) and 41.5%, respectively, compared to $9.5 million and 39.9%, respectively, during the prior year second fiscal quarter. Gross profit and gross margin were $22.7 million and 41.6%, respectively, for the twenty-six week period ended September 25, 2004, compared to $19.4 million and 40.1% for the twenty-six period ended September 27, 2003. The increase in gross profit and gross margin was due primarily to the continued successful execution of merchandising strategies.

Operating expenses were $11.8 million for the second fiscal quarter of the current year, which includes $0.8 million reduction of expenses related to the settlement of a sales tax audit for less than the amount accrued as well as the adjustment of other sales tax contingency estimates. Excluding the reduction in operating expenses resulting from the adjustment of sales tax liabilities and non-cash compensation (credit) expense, operating expenses were $12.8 million and $12.7 million for the thirteen week periods ended September 25, 2004 and September 27, 2003, respectively, which represented 50.0% and 53.4% of net sales for the respective periods. Operating expenses for the twenty-six week period ended September 25, 2004 were $25.3 million, including the adjustment of sales tax liabilities and non-cash compensation expense, or 46.3% of sales, and $26.2 million, or 54.1% of sales for the twenty-six week period ended September 27, 2003.

Net loss for the current second fiscal quarter decreased 56.4% from the second fiscal quarter of the prior year to ($2.3) million, as compared to a net loss of ($5.2) million. Loss per share for the second quarter of the current year was ($0.06), as compared to ($0.28) in the second fiscal quarter of the prior year. Net loss for the twenty-six week period ended September 25, 2004, was ($4.7) million, or ($0.13) loss per share, compared to a net loss of ($9.0) million, or ($0.49) loss per share, for the twenty-six week period ended September 27, 2003, a 47.2% improvement in results.

Mayor’s is a leading luxury retail jeweler serving Florida and Greater Atlanta. The Company was founded in 1910 and has maintained the intimacy of a family-owned boutique while becoming renowned for its fine jewelry, timepieces and giftware. Mayor’s currently operates 28 total stores; 23 in Florida, five in Georgia. Additional information can be found on Mayor’s Web site, www.mayors.com.

This press release contains forward-looking statements made in reliance on the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by their use of words, such as “estimate,” “expect,” “intend” and other words and terms of similar meaning, in connection with any discussion of the Company’s financial statements, business, financial condition, results of operations or liquidity. Factors that could affect the Company’s forward-looking statements include, among other things: the review of the audit of the March 27, 2004 fiscal year financial statements, selected quarterly financial data for the quarter ended March 27, 2004 and the review of the quarterly financial statements for the quarters ended September 27, 2003, December 27, 2003, June 26, 2004 and September 25, 2004 by KPMG; negative reactions from the Company’s stockholders, creditors or customers to the results of the review and restatement or further delay in providing financial information caused by the review and restatement; the impact and result of any litigation (including private litigation), any action by the American Stock Exchange, or of any investigation by the Securities and Exchange Commission or any investigation by any other governmental agency related to the Company; the Company’s ability to obtain any necessary waivers from its creditors in the event of a further delay in, or other adverse developments relating to, the restatement; the Company’s ability to manage its operations during and after the financial statement restatement process; changes in economic conditions; and other risks detailed from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K, as amended, for the fiscal year ended March 27, 2004. The Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Several factors, including those identified above, could cause actual events to differ materially from the forward-looking statements. The Company does not undertake any obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

CONTACT:	Mayor’s Jewelers, Inc., Sunrise, Florida John Ball, 954/846-2853 Investor Relations e-mail: jball@mayors.com

MAYOR’S JEWELERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS — UNAUDITED
(Amounts shown in thousands except share and per share data)

	Thirteen	Thirteen
	Weeks Ended	Weeks Ended
	September 25, 2004	September 27, 2003
		(as Restated)
Net sales	$25,483	$23,834
Cost of sales	14,913	14,333

Gross profit	10,570	9,501

Selling, general and administrative expenses	11,910	11,874
Non-cash compensation (credit) expense	(193)	775
Other charges	(790)	—
Depreciation and amortization	841	861

Total operating expenses	11,768	13,510

Operating loss	(1,198)	(4,009)
Interest and other financial costs	(1,060)	(1,166)

Loss from operations before income taxes	(2,258)	(5,175)
Income tax	—	—

Net loss	(2,258)	(5,175)
Preferred stock cumulative dividend	—	(357)

Net loss attributable to common stockholders	$(2,258)	$(5,532)

Weighted average shares outstanding, basic and diluted	36,961,307	19,608,310
Loss per share, basic and diluted	$(0.06)	$(0.28)

MAYOR’S JEWELERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS — UNAUDITED
(Amounts shown in thousands except share and per share data)

	Twenty-six	Twenty-six
	Weeks Ended	Weeks Ended
	September 25, 2004	September 27, 2003
		(as Restated)
Net sales	$54,622	$48,339
Cost of sales	31,899	28,934

Gross profit	22,723	19,405

Selling, general and administrative expenses	24,294	23,672
Non-cash compensation expense	103	775
Other charges	(790)	—
Depreciation and amortization	1,674	1,712

Total operating expenses	25,281	26,159

Operating loss	(2,558)	(6,754)
Interest and other financial costs	(2,172)	(2,209)

Loss from operations before income taxes	(4,730)	(8,963)
Income tax	—	—

Net loss	(4,730)	(8,963)

Preferred stock cumulative dividend	—	(715)

Net loss attributable to common stockholders	$(4,730)	$(9,678)

Weighted average shares outstanding, basic and diluted	36,961,307	19,608,310
Loss per share, basic and diluted	$(0.13)	$(0.49)

MAYOR’S JEWELERS, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS — UNAUDITED
(Amounts shown in thousands except share and per share data)

	September 25,	March 27,
	2004	2004
		(as Restated)
ASSETS
Current Assets:
Cash and cash equivalents	$1,100	$1,448
Accounts receivable (net of allowance for doubtful accounts of $980 and $999, at September 25, 2004 and March 27, 2004, respectively)	4,987	6,446
Inventories	82,800	80,825
Other current assets	676	1,194

Total current assets	89,563	89,913

Property, net	13,515	14,634
Other assets	721	668

Total non-current assets	14,236	15,302

Total assets	$103,799	$105,215

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$14,717	$13,833
Accrued expenses	6,911	9,457
Credit facility	37,989	33,005

Total current liabilities	59,617	56,295

Other long term liabilities	2,657	2,768
Term loan	12,668	12,668

Total long term liabilities	15,325	15,436

Stockholders’ Equity:
Series A-1 convertible preferred stock, $.001 par value, 15,050 shares authorized and issued at September 25, 2004 and March 27, 2004, liquidation value of $15,050,000	—	—
Common stock, $.0001 par value, 50,000,000 shares authorized, 46,945,261 issued at September 25, 2004 and March 27, 2004	5	5
Additional paid-in capital	207,084	206,981
Accumulated deficit	(148,832)	(144,102)
Less: 9,983,954 shares of treasury stock, at cost	(29,400)	(29,400)

Total stockholders’ equity	28,857	33,484

Total liabilities and stockholders’ equity	$103,799	$105,215

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